Exhibit 3.7

ARTICLES OF AMENDMENT TO THE
CERTIFICATE OF INCORPORATION
OF
COMPUTER PROGRAMS AND SYSTEMS, INC.

Pursuant to the provisions of Sections 10-2B-10.01 through 10-2B-10.09 of the Code of Alabama 1975, as amended, Computer Programs and Systems, Inc. (the “Corporation”) hereby adopts the following Articles of Amendment to its Certificate of Incorporation:

FIRST:    The name of the corporation is Computer Programs and Systems, Inc.

SECOND:    For the purpose of increasing the number of the authorized shares of capital stock of the Corporation, the first paragraph of article SEVENTH is hereby amended in its entirety to read as follows:

SEVENTH

The aggregate number of shares of common stock which the corporation shall have the authority to issue shall be ten million (10,000,000), divided into five million (5,000,000) shares of Voting Common, par value $.001 per share, and five million (5,000,000) shares of Non-Voting Common, par value $.001 per share.

THIRD:    Except as specifically amended as set forth in Article SECOND hereof, the Certificate of Incorporation of the Corporation, as contained in the Certificate of Incorporation, dated February 14, 1979, and recorded in Real Property Book 1957, Page 550, in the office of the Judge of Probate of Mobile County, Alabama, as amended by (i) those certain Articles of Amendment, dated February 9, 1984, and recorded in Real Property Book 2575, Page 774, in the office of the Judge of Probate of Mobile County, Alabama, and (ii) those certain Articles of Amendment to the Certificate of Incorporation, dated September 1, 1998, and recorded in Real Property Book 5145, Page 1048, in the office of the Judge of Probate of Mobile County, Alabama shall remain in full force and effect.

FOURTH:    The above amendment was approved by unanimous written consent of the Board of Directors of the Corporation and submitted to a vote of the Voting Shareholders of the Corporation as of May 1, 2002. The above amendment was approved by unanimous written consent of the Voting Shareholders of the Corporation as of May 1, 2002.

FIFTH:    The number of shares of each voting group outstanding, the number of shares of each voting group entitled to vote on the amendment, and the number of shares entitled to vote as a voting group on the amendment at the time of this adoption was:

Voting Group	Outstanding Shares Entitled to Vote	Outstanding Shares Entitled to Vote as a Voting Group
Voting Common	10,800	10,800

FIFTH:    The number of shares of each voting group entitled to vote on the amendment which voted FOR and AGAINST the amendment, and which voted FOR and AGAINST the amendment as a voting group was as follows:

			Number of Shares Voted as a Voting Group
Voting Group	Total Voted FOR	Total Voted AGAINST	FOR	AGAINST
Voting Common	10,800	0	10,800	0

Dated May 1, 2002.

COMPUTER PROGRAMS AND SYSTEMS, INC., AN ALABAMA CORPORATION,

By:	/s/ DAVID A. DYE
President

STATE OF ALABAMA )

COUNTY OF MOBILE )

I, the undersigned authority, a Notary Public in and for said County in said State, hereby certify that David A. Dye, whose name as President of Computer Programs and Systems, Inc., an Alabama corporation, is signed to the foregoing instrument, and who is known to me, acknowledged before me on this day that, being informed of the contents of said Articles of Amendment, he, as such officer and with full authority, executed the same voluntarily for and as the act of said corporation.

Given under my hand and official seal, this the 1st day of May, 2002.

By:	/s/ ROBIN MATTINGLY
Notary Public

AFFIX SEAL

My commission expires: 10/3/05

This instrument prepared by:

Bruce A. Parsons, Esq.
Maynard, Cooper & Gale, P.C.
1901 Sixth Avenue North
2400 AmSouth/Harbert Plaza
Birmingham, AL 35203
(205) 254-1000

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